Matters submitted for vote of security holders
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(a)  An Annual Meeting of Shareholders  (Meeting) of the Liberty  All-Star
     Growth Fund, Inc. (Fund) was held on April 19, 2000. (see attached proxy statement).

(b) The Fund's shareholders elected Messrs. James E. Grinnell and John J. Neuhauser as the Directors to hold office until the final adjournment of the Annual Meeting of Shareholders for the year 2003. The Fund's Board of Directors also consists of Robert J. Birnbaum,Richard W. Lowry and
     William E. Mayer.

(c)(1a)The Fund's shareholders voted to approve the conversion of the Fund from a closed-end investment company to an open-end investment company, as follows

            For                  Against       Abstain        Del Non-Vote
            ---                  -------       -------        ------------
         2,726,446.544       5,728,163.454    495,145.540     4,648,230.000

(c)(1b)The Fund's shareholders voted to approve a Distribution Plan (plan), but the plan will not take effect since the conversion of the Fund to an open-end investment company was not approved, as follows;

           For               Against           Abstain      Del Non-Vote
           ---               -------           -------       ------------
       7,484,200.804        1,128,124.763     337,430.971    4,648,29.000

(c)(1c) The Fund's shareholders voted to approve the Fund's Portfolio Management Agreement with M.A. Weatherbie & Co., Inc., as follows;
                       For                  Against           Abstain
                       ---                  -------           -------
                  12,891,119.863         398,210.046          308,655.629


(c)(1d) The Fund's shareholders voted to approve a new Portfolio Management Agreement with Oppenheimer Capital which will replace the current Portfolio Management Agreement which will terminate upon change in control of Oppenheimer Capital upon acquisition by Allianz AG, as follows;

                    For                  Against           Abstain
                    ---                  -------           -------
                12,901,450.543        375,580.368        320,954.627


(c)(2)   The   Fund's   shareholders   voted  to   ratify   the   selection   of
         PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2000, as follows:
                  For                Against                 Abstain
                  ---                -------                 -------
             13,195,390.569        230,070.313               172,524.656

(d)      Not applicable.